Exhibit 99.1

Aldila

Moderator: Pete Mathewson

October 26, 2005

5:00 p.m. EST

OPERATOR:  Good evening, ladies and gentlemen.  My name is Stacy (ph) and I will be your conference facilitator today.  At this time, I would like to welcome everyone to the Aldila third quarter 2005 financial results conference call.  All lines have been placed on mute to prevent any background noise.  After the speaker’s remarks, there will be a question-and-answer period.  If you would like to ask a question during this time, please press star then the number one on your telephone keypad.  If you would like to withdraw your question, press the pound key.  Thank you.

It is now my pleasure to turn the floor over to your host, Mr. Pete Mathewson, Chairman and CEO, sir, you may now begin your conference.

PETE MATHEWSON, CHAIRMAN, CEO, ALDILA:  Good afternoon.  I’m Pete Mathewson, Chairman and CEO of Aldila Incorporated.  Welcome to our review of Aldila’s 2005 third quarter financial report.  Also with me here today is Bob Cierzan, our Chief Financial Officer.  Following my brief commentary, the line will be open for questions.

I want to remind you the content of today’s audiocast may contain time sensitive information that is accurate only as of the time and date of this live broadcast at two p.m. Pacific Daylight Time on October 26, 2005.  Aldila’s actual performance results are subject to risks and uncertainties that may differ from any forward-looking statements that may be included in this audiocast.

The public filings of our annual report on Form 10-K and Form 10-Q quarterly reports contain detailed discussions of the principal risks and uncertainties related to our future operations and should be considered in conjunction with the content of today’s discussions.  This call is the property of Aldila Incorporated.  The redistribution, retransmission or rebroadcast of today’s call in any form, without the express written consent of Aldila incorporated is strictly prohibited.

To begin, it is a pleasure to continue to report exceptional financial results, as we have now recorded seven straight quarters of profitable operations.  Our third quarter net income represents the best third quarter in Aldila’s history.  In the third quarter of 2005, net sales of 19.3 million were 79 percent higher than the 10.8 million reported in the same quarter for 2004.  Our flagship NV series Shaft Line led the way in producing the third quarter sales increase with branded sales up 80 percent as compared to the third quarter of 2004.  Golf Shaft units shipped were 65 percent higher.  And the average selling price on these units increased by 22 percent in the 2005 third quarter, as compared to the same period in 2004.

Composite pre preg (ph) sales to third parties increased by 55 percent in the 2005 third quarter as compared to the same period in 2004, and represented 10 percent of consolidated sales for the 2005 third quarter.  We are excited about this continuing growth in our golf Shaft business, as well as a continuing growth in third quarter pre preg (ph) sales.  We have committed to a purchase of resin film to be installed in the early part of Q1 2006 to support both our future golf Shaft and third party pre preg (ph) sales.  Hockey sales in the third quarter were higher than either of the previous two quarters of 2005, and showed an increase of 81 percent increase over the sluggish second quarter.  Prospects look much brighter for the remainder of this year, and all indications point towards a better beginning to 2006, versus the uncertainty caused by the NHL lock out in the first half of 2005.

Net income of 3.8 million or 68 cents fully diluted per share for the third quarter ended September 30th, 2005, which represents an increase of 443,000 from net income of 3.3 million or 62 cents fully diluted per share for the comparable period of 2004.  In the 2004 third quarter, the company benefited from a 2.7 million or 52 cents fully diluted per share reduction in its provision for income taxes.  Before the effect of the income tax expense adjustments in the 2004, the company’s net income was 533,000 or 10 cents full diluted per share.  On a pre tax basis, Aldila’s income before tax, grew 659 percent in the 2005 quarter to 5.5 million from 722,000 in the comparable 2005 quarter.

For the nine months ended September 30, 2005, net sales were 59 million which represented an increase of 18.6 million or 46 percent from net sales of 40.3 million in the comparable period of 2004.  Net income of 10.7 million in the 2005 period, or $1.97 fully diluted per share, represents an increase of 2.9 million over net income of 7.8 million fully diluted earnings per share of $1.49 in the comparable period of the prior year.  During the nine month period ended September 30, 2004, the company benefited from a 1.7 million or 33 cents fully diluted per share reduction in its provision for income taxes.

Before the effect of the income expense adjustment the company’s net income was 6.1 million or $1.16 fully diluted per share for the nine month period ended September 30, 2004.

Gross margin in the 2005 third quarter grew sequentially to 40.7 percent, from 37.2 percent over the 2005 second quarter, due to one percent higher selling prices for golf Shaft’s in the quarter, along with increased contribution from our non golf business, and a lower charge for inventory obsolescence in the quarter.  In the 2005 third quarter the company recorded a charge of $78,000 versus a charge of $385,000 recorded for the second quarter of 2005.

SG&A spending in the 2005 third quarter was effected by expenses for Sarbanes-Oxley Section 404 compliance, in the amount of 223,000.  Our backlog of sales orders as of September 30th, 2005, up 9.7 million was 32 percent higher than at September 30, 2004.

Aldila’s balance sheet continues to remain strong with no debt.  On September 30, 2005, our cash and cash equivalents and marketable securities balance stood at 19.4 million after payment of dividends of 6.9 million year-to-date.  To give another perspective to our growth, our sales this quarter were up 79 percent over the third quarter of 2004.  They’re more than double our sales of eight million in the third quarter of 2003.  And almost triple our sales of 6.5 million in the third quarter of 2002.  Our nine month sales in 2005 of 59 million is six million ahead of the total sales in 2004, of 53 million, and 21 million higher than total sales in 2003 of 38 million.  We are very pleased by the apparent trend of OEM club companies to embrace branded Shaft’s for their drivers, fairways, and hybrid clubs.  We believe this trend will continue, until it essentially becomes a branded graphite Shaft market, much like the steel Shaft market with its basically all branded offerings.

Our tour results, this year, have steadily improved as a greater number of players are realizing the performance benefits of our Shafts.  Last week, Paula Kreemer (ph) recently added to Aldila’s adversary staff captured her second Japan LPGA event.  Paula (ph) has now won a total of four times this year, playing our new pink NV Shaft.  The NV series of Shafts is the most popular Shaft series on tour.  This year, after numerous wins, PGA tour professionals using Aldila NV shafted drivers have won more than 21 million in tour earnings.  On the nationwide tour, players using Aldila shafts have won more than any – have won more than all other Shaft companies.

The NV hybrid and the new BS proto hybrid Shaft are dominating the PGA and nationwide tours.  The NV hybrid has been the most popular hybrid Shaft in the PG&A tour at 86 percent of the events, and 96 percent of the events on a nationwide tour.  The hybrid club segment continues to expand.  Hybrid club sales have been mainly single unit purchases to debt.  But with the occurrence of new innovative iron sets, compromised of a mix of traditional iron heads and hybrid heads, entering the market for the 2006 season, multiple unit sales per set will begin.  Long irons are being replaced by the superior playability of hybrid clubs.  This is good news for the graphic Shaft industry as approximately 85 percent of hybrid club sales are compromised of graphite Shaft hybrid clubs.

Thank you for participating in this call.  The line will now be open for your questions.  Stacy (ph).

OPERATOR:  At this time, I would like to remind everyone, if you would like to ask a question, press star then the number one on your telephone keypad.  We’ll pause for just a moment to compile the Q&A roster.  Thank you.

Our first question comes from Hank Miller from RBC Dain Rauscher.  Sir, your line is live.

PETE MATHEWSON:  Hank, are you there?

HANK MILLER, RBC DAIN RAUSCHER:  Are you there?

PETE MATHEWSON:  Yes, I hear you now.

HANK MILLER:  Congratulations on a terrific quarter.  This isn’t the text of the main part of my question, but is the best quarter you’ve ever had?  Or have we done this in years gone buy?  I’ve certainly looked back over the last four years, seeing nothing to compare?

PETE MATHEWSON:  No, it’s not the best quarter we’ve ever had, but, you know, it’s obviously close to it, and I think you have to go back over 10 years to find a quarter that’s better.

HANK MILLER:  Yes, and this historically is your weakest quarter isn’t it?

PETE MATHEWSON:  It is.

HANK MILLER:  OK.  Well comparing, I guess, to the real number from last year of 10 cents, that’s exciting.  One thing I was curious about, I know that historically this being your weakest quarter, this is a terrific start.  And I know fourth quarter historically has done well, but I think we talked about this some time in the past, isn’t the fourth quarter typically back end loaded?  And I g uses where I’m headed with that, starting with a backlog of 9.7 million it seems like an exceptionally good start for the fourth quarter.  Can you comment on that?

PETE MATHEWSON:  Well I think what I can comment on is we have had discussions and conference calls, Hank, and I think you’ve lead the questioning on this.  We are seeing the seasonality kind of start to flatten out a little bit.  We’re not having that spike that we had before or spike in troughs.  This is – and I think we’re really seeing it here, and this kind of validates that assumption with the quarter that we had here in the third quarter.

HANK MILLER:  OK.  Can you talk a little bit more about the OEM relationships?  I know Ping (ph), Bridgestone and Calliway (ph) have all announced their products using their shafts.  Are you seeing – can you comment on anybody else or whether you’re getting – the door is being knocked on by more of the OEM brands?

PETE MATHEWSON:  Yes, we typically don’t name OEM names during a conference call.  But suffice it to say that virtually every OEM is buying some sort of a NV type shaft from us at this time, virtually everybody.

HANK MILLER:  How does that differ from say three months ago?  Is that a big change?  Or were they all there then?

PETE MATHEWSON:  There were an awful lot of them there then.  What’s different, I think, and what we’re seeing is an expanded number of SKUs that they’ve decided to carry going forward.  Keep in mind the NV series of Shafts is a lot of SKUs.

HANK MILLER:  OK.

PETE MATHEWSON:  And so there’s a lot of opportunities, and it includes hybrid shafts as well, so there’s – we kind of see a broadening of the range that you’re carrying.

HANK MILLER:  When we talk about the – going to the shaft sort of taking over, I guess in the iron market, how long do you see it taking to that – is that an ‘06 where it becomes sort of standard across the board?

PETE MATHEWSON:  You know, I wish.  But no, I wouldn’t think that would be – you know, the iron thing I talked about is going to be a transitional event.  I mean it’s not going to happen sudden.  It’s an economic barrier to penetrate that market.  You know the NV is a premium priced high performance Shaft.  Typically, you need to buy eight of them for a set of your irons.  It’s a big economic investment for every golfer.  And it’s going to be a thing that’s going to take some time to convert.

HANK MILLER:  So I guess that’s – therein likes the opportunity for continued growth in sales I presume.

PETE MATHEWSON:  Absolutely.

HANK MILLER:  How about the hybrids?  Are you seeing more hybrids coming out of all of the different major manufacturers?  And are they starting to look more and more at your Shaft?

PETE MATHEWSON:  Yes, the hybrid is obviously the most exciting new category in golf, golf clubs.  And every single – I mean I think it’s safe to say virtually every single OEM now has a line of hybrid clubs.  And you’re starting to see them and basically it started out as single unit offerings.  You know, somebody would buy a unit to replace this three iron, or buy another one for his four iron.  But now, I think, what we’re going to see going forward is sets of irons that are compromised of a couple of hybrid golf clubs, and then the rest being compromised of traditional iron heads.

HANK MILLER:  Do you have any feel for your penetration of that market, and what increase you’ve seen of that, versus say six months ago, when the, I guess, the season really began?

PETE MATHEWSON:  No, we don’t.  We don’t know what the size of the market is right now.  It’s too new.  And I haven’t seen any numbers or anything like that.  I feel really good about where we are with it.  Now keep in mind too that the NV hybrid, or the NV series of hybrid Shafts that we sell are at the very upper end.  In other words, we’re pretty pricey on our offering there.  And that’s going to, you know, we’re not in that kind of high volume area there.  But I feel very good about where we are with it.  We’ve got OEM’s picking it up as a stock customer upgrade.  And our tour results, I think validate the product, so that usually bodes well for retail sales down the line for us.

HANK MILLER:  I guess, one sort of finishing up question, I see your gross margins continue to improve.  And yet, everybody talks about cost of goods going up.  Do you anticipate the ability to continue to improve on the margins?

PETE MATHEWSON:  Well the margins are awfully good right now.  And I think why they’ve expanded here, I mean our units, we are having a very good unit year overall too.  I mean the units were up 65 percent in the quarter, they’re up 15 percent for the year.  And that helps us.  I mean obviously the more units we produce, our overall costs get spread better.  So that has kind of helped offset the material increases.

HANK MILLER:  OK.  And I guess one final thing, somebody asked last time, and I’ll just touch on it, you’ve said in the past, you’ll always invest in the company and your dividend history speaks for itself, what other investments might you need to make any time soon, anything other than what you’re thinking about as far as what you disclosed in this press release?

PETE MATHEWSON:  I mean the thing we had talked publicly about it is to continue to invest in our pre preg (ph) operation.

HANK MILLER:  I guess where I’m headed with that is if you’ve got plenty of capacity with what you have on the plate at this point?

PETE MATHEWSON:  We’re evaluating that.  We’re evaluating that whole thing on whether we do need more capacity going forward, or not.

HANK MILLER:  Does that pose any problem if you do?  Or is that easy to rectify?

PETE MATHEWSON:  It’s a thing we can manage.

HANK MILLER:  Great.  OK, I’ll jump back in the queue.  Again, greater quarter, and thanks.

PETE MATHEWSON:  Thanks.

OPERATOR:  Thank you.  Our next question comes Brian Bares from Bares Capital Management.

BRIAN BARES, BARES CAPITAL MANAGEMENT:  Hi, guys.  I’d like to echo the comments on a great quarter.

PETE MATHEWSON:  Thank you.

BRIAN BARES:  Most of my questions have been answered.  I did have one question related to raw material costs.  In your past 10-Q, I noticed the disclosure about CFT, where they sourced from somebody called Accordis (ph) who had filed for bankruptcy.  And now it says that CFT is in a true sole source position.  Is there any color that you can give me on that?  And is that going to pose any sort of problem that you can see, going forward?

PETE MATHEWSON:  Well we had sourced from Accordis (ph) from one point in time, but we hadn’t for many years.  They were on a list of qualified suppliers over there.  Our present supplier is – will continue to provide the raw materials for us.  And we are actively seeking alternative suppliers.

BRIAN BARES:  OK.  So currently that’s not posing a problem.  But if your current supplier encountered something troubling, that could pose a problem.

PETE MATHEWSON:  Exactly.

BRIAN BARES:  OK.  Thanks for clearing that up.  That’s all I had.  Thank you.

PETE MATHEWSON:  OK.

OPERATOR:  Thank you.  Our next question comes from Ken Farsalas from Oberweis Asset Management.

KEN FARSALAS, OBERWEIS ASSET MANAGEMENT:  Good afternoon, guys, how are you?

PETE MATHEWSON:  Good.

BOB CIERZAN, CHIEF FINANCIAL OFFICER, ALDILA:  Good.

KEN FARSALAS:  Good.  A couple of quick questions here, you talked about the trend, obviously towards branded shafts in the woods market.  Could you give us an idea of what you think – how penetrated we are in that marketplace at this point, in terms of branded Shaft?

PETE MATHEWSON:  You know, I don’t have an estimate on that?

KEN FARSALAS:  Can you couch it in terms of kind of your baseball innings, third innings, fourth innings, I mean is it still early?

PETE MATHEWSON:  I mean could take a stab at it, in the premium club market, you know, maybe 50 percent.

KEN FARSALAS:  OK.  In hybrids, when you look at the hybrid clubs, and the fact that 85 percent of them are graphite Shafts, does that tend to be at this point because it’s such a new product category, do those tend to be non branded graphite Shafts, or are they just jumping right in to putting branded graphite shafts on those as well?

PETE MATHEWSON:  The premium offerings in the hybrid segment, the premium offerings of the hybrid clubs, tend to be branded graphite Shafts.  And they’re being looked at and treated as more of a wood type product then an iron, therefore, it falls kind of in the graphite category.  But they are selecting specially designed hybrid type Shafts.  And they’re going towards branded offerings.

KEN FARSALAS:  And when you look at your units, 65 percent unit growth year-over-year, but can you break those out for us, between branded shafts, and non branded in terms of percentage of units shipped?

BOB CIERZAN:  No, we’ve never given that information.  All we talk about is really our increase quarter-over-quarter of branded Shaft sales.

KEN FARSALAS:  Eighty percent, right?

BOB CIERZAN:  It was 80 percent.

PETE MATHEWSON:  Right.

KEN FARSALAS:  OK.  And then finally, as you open the additional resin line in the first quarter of ‘06, can you just give us an idea, if you look out let’s say to the second half of ‘06, what kind of an impact could that have you for you in terms of your cost of goods sold.

BOB CIERZAN:  For the second half of ‘06?  Well it’s roughly about 1.4 million project.  And depreciation is over a 10 year life.  So I mean what is it, $140,000 a year.

KEN FARSALAS:  I mean in terms of the benefit of being able to source additional resin yourself?

BOB CIERZAN:  Well it’s two things, the reasons we ported in, one is we only have one filmer (ph) here.

KEN FARSALAS:  Right.

BOB CIERZAN:  If that filmer (ph) went down, we were in deep trouble.  Number two, it’s helping to expand – run more film to support our gulf shaft business, and outside pre preg (ph) sales, where the average pound of pre preg (ph) now is more feet per pound because it’s lighter weight material.

PETE MATHEWSON:  Also, it sets the stage, it gives us more filming capacity for future pre preg (ph) tape line editions, which we envision.

KEN FARSALAS:  Great, guys.  Thanks very much.

PETE MATHEWSON:  OK.

OPERATOR:  Thank you.  Our next question comes from Dennis McAlpine from McAlpine Associates.

DENNIS MCALPINE, MCALPINE ASSOCIATES:  Thank you.  With your 65 percent increase in unit sales, obviously golf clubs aren’t up 65 percent in unit sales, in general.  Where are you getting the share from?  Is it transitioning into graphite?  Is it transitioning into your Shafts?  How long is this transitioning apt to take, and if it’s coming at the expense of somebody else, what are doing to get that advantage?

PETE MATHEWSON:  Well I mean, obviously I think a lot of it is coming from increased market share going to Aldila.  What we’re doing to continue to expand our market share is invest in marketing and advertising efforts.  But it has been a pretty good year for wood Shaft club – wood clubs in general this year.  A lot of – and a big part of that has been the addition of hybrid club sales. I don’t know if that answers your question, but that’s a couple of the thoughts.

DENNIS MCALPINE:  Let me try a little bit differently, can you – without saying who it is, can you say how your share of the graphite shaft market is now versus a year ago or two years ago?

PETE MATHEWSON:  No.  We don’t have those numbers.

DENNIS MCALPINE:  And you’ve talked about how you’re concentrating on the high end, with the new capacity that you’ll have, do you envision getting down into the lower, higher volume end?

PETE MATHEWSON:  Well we really don’t – I’m not sure what new capacity you’re referring to?

DENNIS MCALPINE:  The second pre preg (ph) line.

PETE MATHEWSON:  No, that just makes our raw material.  And that’s basically going to be there to support additional pounds of pre preg (ph) if we need it for additional graphite Shaft units.  But probably more so for outside third party sales of pre preg (ph).

DENNIS MCALPINE:  OK.  Thank you.

PETE MATHEWSON:  You’re welcome.

OPERATOR:  Thank you.  Our next question comes from David Mua from Montgomery Street.

DAVID MUA, MONTGOMERY STREET:  Good morning, Pete, Bob.  Congratulations on a great quarter.

PETE MATHEWSON:  Thank you.

BOB CIERZAN:  Thank you.

DAVID MUA:  You know, I had a question relating to, you know, a comment that you made in Hank Miller’s question-and-answer session.  Back log today is 9.7 million,, did I hear that correctly?

PETE MATHEWSON:  Right.

DAVID MUA:  OK.  And was that at the end of the quarter, or is that, you know, one month into the fourth quarter?

BOB CIERZAN:  End of the quarter.

DAVID MUA:  OK.  Did you guys make a comment on the last conference call as to what your backlog was at Q2, 2005?  And I was wondering if you might be able to repeat that, if you did?

PETE MATHEWSON:  I think it was 12.7.

DAVID MUA:  Twelve point seven.  OK.  And compared to last year at this time, how does the 9.7 compare, or did you make a comment back that.

BOB CIERZAN:  Thirty-two percent up.

PETE MATHEWSON:  Yes, 32 percent up.  It was like seven point something.

DAVID MUA:  OK.  Well that’s actually pretty good.  Do you – you know, can you comment on how many, you know, weeks worth of production the 9.7, I’m just trying to get a handle on the seasonality issue of – as it’s smoothing out?  And what that might – the backlog might mean for say next quarter’s revenues.

BOB CIERZAN:  It’s hard to say because that backlog is a combination of three different products, and different delivery times.

DAVID MUA:  OK.

PETE MATHEWSON:  What makes it difficult, also is a lot of our sales are tied into our NV wood Shaft lines, and that’s a stock product for us.  We have it in inventory.  So we get calls and orders, and we pretty much ship within the next day or two.  So we get a lot of fill in during the course of the quarter.

DAVID MUA:  OK.  But that’s not what you would consider as part of the backlog…

PETE MATHEWSON:  Not it isn’t.  We have stated that most of the – you know, you can pretty much figure that most of the backlog gets shipped during the quarter.

DAVID MUA:  OK.  Got it.  And have you actually talked about, you know, incoming orders during a quarter, also?

BOB CIERZAN:  No, not recently.

DAVID MUA:  OK.  Very good.  Well that gives me a few more data points to try and figure this out with.  Now I understand you’re getting increased sponsorship maybe out on the tour, can you comment on that a little bit more?  People carrying your clubs.

PETE MATHEWSON:  I mean yes, it’s really sponsorship.  We’re having good results.  We’re happy with the results on tour.  We have more players playing it.  And again, they do this on their own.  I mean they’re not paid to play them.  And, you know, we’re typically in the hybrid section, that category, we’ve been really basically number one, I think overall on the PG&A tour, and nationwide tour if you were to look at the overall results for the year.  And in the driver wood Shaft count, we’re up in the top four every week and that’s where we need to be.

DAVID MUA:  OK.  Very good.  Very good.  Well congratulations on a great quarter.  Keep up the good work guys.

PETE MATHEWSON:  Right.  Thank you.

OPERATOR:  Thank you.  Our next question is a follow up question coming from Ken Farsalas from Oberweis Asset Management.

KEN FARSALAS:  Guys, I apologize if you talked about this, and I missed it.  Can you just help understand the tax rate in the quarter.  I calculated like 31.4 percent.  It looked like it was more like 37 last quarter, 36 this year in the first quarter.  Can you just help me understand what’s going on there?

BOB CIERZAN:  Well in the third quarter of this year, and last year, both of them, we sort of trued up our taxes and the tax rates for the year.  I mean what you see on the P&L for the nine months is probably what the tax REIT will be for the year at this time.

KEN FARSALAS:  OK.  So nine months is 35.

BOB CIERZAN:  Yes.

KEN FARSALAS:  So 35 in the fourth quarter, and then that’s a reasonable barometer for ‘06, as well.

BOB CIERZAN:  Well I mean at this point, that’s all we know.

KEN FARSALAS:  OK.  That’s fine.

BOB CIERZAN:  And, you know, we’ll have the true up again next year, as we get into the year.

KEN FARSALAS:  Great.  Thank you.

PETE MATHEWSON:  OK.

OPERATOR:  Thank you.  Our next question is a follow up question coming from Hank Miller from RBC Dain Rauscher.

HANK MILLER:  One more question in trying to, I guess, get a handle on where we might see the year finish up with – let’s go back to, if we could to the backlog of 9.7 and comparing that, again, to the beginning of the third quarter, having a greater one.  If I recall correctly, in the past, even though we’re getting a little less of the maybe up and down or seasonality to the business, am I right, that you still do see generally a strong finish to the quarter for everybody ordering for the shows, and that sort of thing?  I guess I’m wondering whether we should expect this quarter to be backing off from Q3 but still strong, or whether there’s the chance for the actual momentum to strengthen again as we go into that ordering for the beginning of the year.

PETE MATHEWSON:  Yes, Hank, we’re not really sure.  I mean it’s even possible that some of that third quarter sales would normally have been in the fourth quarter.  But typically, we do start to ramp up, and it is kind of a late event, and this, you know, keeps going right in to the first and second, which typically are always strong quarters for us.  So yes, you know, how we end up, I’m not sure, but if you look at it historically, we would start to ramp up.

HANK MILLER:  And at this point, is the momentum still staying strong?

PETE MATHEWSON:  Our sales with the NV are very strong.

HANK MILLER:  Right.  OK.  Thank you.

OPERATOR:  Thank you.  Our next question comes from Todd Brooks from Alidar Capital.

TODD BROOKS, ALIDAR CAPITAL:  Good afternoon, gentlemen.  Congratulations.

PETE MATHEWSON:  Thank you.

BOB CIERZAN:  Thank you.

TODD BROOKS:  A quick question for you on carbon fiber pricing, how is it running year-over-year?  And how do we think about translating that into price increases when you roll into the ‘06 contracts with the manufacturers?

BOB CIERZAN:  Well pricing is still going up.  As far as year-over-year I – maybe in the 20 percent range.

PETE MATHEWSON:  There’s all kinds of different grades that we buy of carbon fiber.  And, you know, some of the – they’re not consistent increases.

TODD BROOKS:  OK.

PETE MATHEWSON:  Suffice it to say it is going up still, there still is shortage.  Still a challenge to, you know, shop around and make sure we have the right kinds of material here and the right quantities.

TODD BROOKS:  And then typically, is that a pass through as you roll from year-to-year?

PETE MATHEWSON:  No, it isn’t.  I mean it’s been a thing, I think I’ve said this over the last couple of calls, that typically, we lag, I mean our costs go up, and we’re not able to pass it through as quick as our raw material costs have been rising.  Because we typically quote a program, and we do this year around, we’re quoting new club programs and we give our customers a year effectivity (ph) period on that quote.  And we can’t get anything like that from our carbon fiber suppliers.  But we kind of just set kind of the markets that we’re in.  And as you can see from our results we’re able to manage it.  It seems to be working.

TODD BROOKS:  OK.  Great.  Thanks, guys.

PETE MATHEWSON:  OK.

OPERATOR:  Thank you.  Our next question comes from Jason Polansky, from JP Capital Management.

JASON POLANSKY, JP CAPITAL MANAGEMENT:  Good afternoon.  The previous callers kind of touched on this a little bit, but so far, to get at what you’re seeing out there amongst your customers at this point, so far in the brief bit of the fourth quarter that we’ve had, do you notice any change in their order patterns, or anything that would indicate to you that higher energy prices, or whatever else is happening in the macro economic environment is having an effect on your product sales?

PETE MATHEWSON:  No.  We don’t see anything like that.  And typically, we don’t.  It  seems like the gulf industry is somewhat insulated from what’s happening generally out there in economy.  You know, it’s discretionary income golfers.  If it’s their hobby, if it’s important to them, they spend the money.

JASON POLANSKY:  Do you perceive any kind of a resurgence in the popularity of golf or any in the rounds played figure, which I’m not aware of myself with perhaps kind of some of the new personalities with Michelle Wie (ph) and maybe with Tiger playing better now?

PETE MATHEWSON:  Unfortunately no.  There’s no statistics showing that the game is growing in the US.  Rounds played this year is slightly down.  So we’ve kind of been in that mode for a number of years.  I think in the rest of the world, you know, we have more hope, in Asia in particular.  There are some good markets over there, Korea, Japan, looks like its starting to revive, itself, Malaysia.  So it’s, I think, offshore for us has gotten more prospects than in the US, at least right now.

JASON POLANSKY:  All right.  Thank you.

OPERATOR:  Thank you.  Once again, if you do have a question, please press star, then the number one on your telephone keypad.  Thank you.  Our first question is coming from Mark Burdette, Stephens Inc.

MIKE BURDETTE, STEPHENS INC:  Thank you.  With such a large cash position that we have in the high growth rate, why wouldn’t the company be well served to buying back some shares?

PETE MATHEWSON:  Well I mean that’s just one of the options that we have for our cash.  We talk about it every board meeting.  We’ve opted to pay dividends as a way to return that cash to shareholders.  And that’s kind of what the Board has elected to do so far.

MIKE BURDETTE:  OK.

PETE MATHEWSON:  That’s a quarterly event for us.  We review that every quarter.

MIKE BURDETTE:  All right.  Thank you.

OPERATOR:  Thank you.  Once again, if you do have a question please press star one on your touch-tone phone at this time.  Thank you.  Our next question is a follow up question coming from Jason Polansky, from JP Capital Management.

JASON POLANSKY:  I just wanted to know the date for the next Board meeting is what?

BOB CIERZAN:  We never publish that.  We just have it once a quarter.

PETE MATHEWSON:  It will be in November.

JASON POLANSKY:  In November, OK, that will work.  Thank you.

OPERATOR:  Thank you.  Our next question comes from Dan Pike, private investor.

DAN PIKE, PRIVATE INVESTOR:  Hi.  Again, to reiterate earlier comments congratulations on a job well done.  Can you hear me?

PETE MATHEWSON:  Yes.

DAN PIKE:  OK.  Sorry.  The first caller, the question about seasonality, again, is it still your belief that the third quarter is the weakest of the year?  And maybe it was so strong because less seasonal patterns now, but still the weakest?  Can you reiterate those comments?

PETE MATHEWSON:  What I can tell you is historically the third quarter has bee our weakest quarter.  Obviously, extraordinary things are happening for us this year.  And we had a huge third quarter.  What that means for the future, I mean is it going to change going forward as far as the seasonality of the third quarter, I can’t predict.  But I do believe that we are seeing a kind of a leveling out of our sales somewhat over what it used to be.

DAN PIKE:  And that’s just shorter ordering patterns from the customers?

PETE MATHEWSON:  No.  I think it’s a trend by the OEM to introduce product lines when they have them ready to introduce them.  They don’t – they used to all introduce roughly the same time.  Kick off would be the PGA show in Orlando, Florida at the end of January, but now they can happen any time of the year.

DAN PIKE:  OK.  And then, the other question to follow up on the other previous caller on the share purchase front.  You have a director who’s obviously been – many contributions has been involved with the company for a while who has been selling on a repeated basis.  I haven’t seen anything recently obviously the company has been in a quiet period, has the Board or can you make any comment as to whether you’ve looked at, you know, carve it you know, have the Board meet without him, come up with he’s got a big position in the company, come up with a fair price and do a negotiated transaction where, you know, if he’s in there, you know, you guys can come up with a fair value for the stock, and figure out what he wants to sell to bring his position to.  And it would be a great way to, you know, accomplish two things you know, get him what he wants, and also provide a great return on capital, for those of us who want to keep 100 percent of our shares.  Has that been discussed or thought about?

PETE MATHEWSON:  It’s not been discussed.

DAN PIKE:  OK.  Well thanks again.

PETE MATHEWSON:  OK.

DAN PIKE:  Bye-bye.

PETE MATHEWSON:  Bye.

OPERATOR:  Thank you.  Once again, if you do have a question, please press then the number one on your telephone keypad.  Sir, there appears to be no further questions.

PETE MATHEWSON:  OK.  Thank you for participating in this call.  We look forward to speaking to you for the fourth quarter results.  Good bye.

OPERATOR:  This concludes today’s Aldila conference call.  You may now disconnect your lines and have a wonderful day.

END